EXHIBIT 4.01



THIRD AMENDMENT
TO
THE MBNA MASTER CREDIT CARD TRUST II
POOLING AND SERVICING AGREEMENT


		THIS THIRD AMENDMENT TO THE MBNA MASTER CREDIT CARD TRUST II POOLING AND SERVICING AGREEMENT, dated as of January 10, 1999 (the "Third Amendment") is by and between MBNA AMERICA BANK, NATIONAL
ASSOCIATION, as Seller and Servicer, and THE BANK OF NEW YORK, as
Trustee.

		WHEREAS the Seller and Servicer and the Trustee have executed that certain Pooling and Servicing Agreement, dated as of August 4, 1994 (as amended and supplemented through the date hereof and as the same may be further amended, supplemented or otherwise modified and in effect from time to time, the "Pooling and Servicing Agreement");

		WHEREAS the Seller and Servicer and the Trustee wish to amend the Pooling and Servicing Agreement as provided herein;

		NOW THEREFORE, in consideration of the promises and the agreements contained herein, the parties hereto agree to amend the provisions of the Pooling and Servicing Agreement as follows:


SECTION 1. Amendment of Section 1.01.  The definition of "Minimum
Seller Interest" in Section 1.01 of the Pooling and Servicing Agreement shall be deleted in its entirety and inserted in its place shall be the following:

		"Minimum Seller Interest" shall mean 4% (or such other percentage as specified in the related Supplement) of the Average Principal Receivables; provided, however, that the Seller may reduce the Minimum Seller Interest upon (w) delivery to the Trustee of a Tax Opinion with respect to such reduction, (x) 30 day's prior notice to the Trustee, each Rating Agency and any Credit Enhancement Provider entitled to receive such notice pursuant to the relevant Supplement, (y) written confirmation from the Rating Agency that such reduction will not result in the reduction or withdrawal of the respective ratings of each Rating Agency for any Series outstanding and (z) delivery to the Trustee and each such Credit Enhancement Provider of an Officer's
Certificate stating that the Seller reasonably believes that such reduction will not, based on the facts known to such officer at the time of such certification, then or thereafter cause a Pay
Out Event to occur with respect to any Series; provided further that the Minimum Seller Interest shall not at any time be less than 2%.
SECTION 2. Amendment of Subsection 4.03(b). Subsection 4.03(b) of the Pooling and Servicing Agreement is hereby amended by deleting such subsection in its entirety and inserting in its place the following:

	(b)	Allocations to the Holder of the Seller Interest.
Throughout the existence of the Trust, unless otherwise stated in any Supplement, the Servicer shall allocate to the Holder of the Seller Interest an amount equal to the product of (A) the Seller Percentage and (B) the aggregate amount of such Collections allocated to Principal Receivables and Finance Charge Receivables, respectively, in respect of each Monthly Period; provided, however, that amounts payable to the Holder of the Seller Interest with respect to Collections allocated to Principal Receivables pursuant to this subsection 4.03(b) shall be deposited in the Principal Account to the extent that the Seller Interest is less than the Minimum Seller Interest. Notwithstanding anything in this Agreement to the contrary, unless otherwise stated in any Supplement, the Servicer need not deposit this amount or any other amounts so allocated to the Holder of the Seller Interest pursuant to any Supplement into the Collection Account and shall pay, or be deemed to pay, such amounts as collected to the Holder of the Seller Interest.

Notwithstanding any provisions of Article IV to the contrary, including the continuation of Article IV in any Series Supplement, any Collections in respect of Principal Receivables allocated to the Holder of the Seller Interest shall be (i) paid to the Holder of the Seller Interest if, and only to the extent that, the Seller Interest is equal to or greater than the Minimum Seller Interest and the payment of such amount to the Holder of the Seller Interest would not cause the Seller Interest to be less than the Minimum Seller Interest, or (ii) held in the Principal Account and treated and applied as Unallocated Principal Collections (as such term is defined in the related Series Supplement). On any Business Day following a Business Day on which amounts were held in the Principal Account pursuant to clause (ii) above, any amounts held in the Principal Account pursuant to clause (ii) above shall be paid to the Holder of the Seller Interest when, and only to the extent that, the Seller Interest is greater than the Minimum Seller Interest.


SECTION 3. Effectiveness. The amendments provided for by this Third Amendment shall become effective upon receipt by the Trustee of the following:

(a) Notification in writing from each of Moody's and Standard & Poor's to the effect that the terms of this Third Amendment will not result in a reduction or withdrawal of the rating of any outstanding Series or Class to which it is a Rating Agency.

(b) Confirmation from the Seller and Servicer that it has received a copy of the written notification referred to in subsection 3(a) above and that such written notification is satisfactory to the Seller and Servicer in its sole discretion.

(c) A Tax Opinion addressed to the Trustee with respect to such Third Amendment.

(d) An Officer's Certificate of the Seller addressed to the Trustee and delivered to each Credit Enhancement Provider stating that the Seller reasonably believes that such Third Amendment will not, based on the facts known to such officer on the date hereof, now or hereafter cause a Pay Out Event with respect to any Series.

(e) An Opinion of Counsel for the Seller addressed to the Trustee to the effect that the terms of this Third Amendment will not adversely affect in any material respect the interests of any Investor Certificateholder.

(f) Counterparts of this Third Amendment, duly executed by the parties hereto.


Pooling and Servicing Agreement in Full Force and Effect as Amended. Except as specifically amended or waived hereby, all of the terms and conditions of the Pooling and Servicing Agreement shall remain in full force and effect. All references to the Pooling and Servicing Agreement in any other document or instrument shall be deemed to mean such Pooling and Servicing Agreement as amended by this Third Amendment. This Third Amendment shall not constitute a novation of the Pooling and Servicing Agreement, but shall constitute an amendment thereof. The parties hereto agree to be bound by the terms and obligations of the Pooling and Servicing Agreement, as amended by this Third Amendment, as though the terms and obligations of the Pooling and Servicing Agreement were set forth herein.


Counterparts. This Third Amendment may be executed in any number of counterparts and by separate parties hereto on separate counterparts, each of which when executed shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument.


Governing Law. THIS THIRD AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS; PROVIDED, HOWEVER, THAT THE IMMUNITIES AND STANDARD OF CARE OF THE TRUSTEE IN THE ADMINISTRATION OF THE TRUST HEREUNDER SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.


Defined Terms and Section References. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Pooling and Servicing Agreement. All Section or subsection references herein shall mean Sections or subsections of the Pooling and Servicing Agreement, except as otherwise provided herein.

		IN WITNESS WHEREOF, the Seller, the Servicer and the Trustee have caused this Third Amendment to be duly executed by their respective officers as of the day and year first above written.

						MBNA AMERICA BANK,
						  NATIONAL ASSOCIATION,
						  Seller and Servicer

						By: /s/ Jerry M. Hamstead________
						   Name: Jerry M. Hamstead
						   Title:	 First Vice President


						THE BANK OF NEW YORK,
						  Trustee


						By: /s/ Reyne A. Macadaeg________
	   					   Name: Reyne A. Macadaeg
						   Title: Vice President

(..continued)





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